   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 16, 1999

                                                      REGISTRATION NO. 333-84749
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO

                                    FORM S-4
                                       ON

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933*
                            ------------------------

                                  SAFEWAY INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   DELAWARE                                      94-3019135
       (STATE OR OTHER JURISDICTION OF                        (I.R.S. EMPLOYER
        INCORPORATION OR ORGANIZATION)                     IDENTIFICATION NUMBER)
                                  5918 STONERIDGE MALL ROAD
                                    PLEASANTON, CA 94588
                                       (925) 467-3000
                          (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

      RANDALL'S FOOD MARKETS, INC. STOCK OPTION AND RESTRICTED STOCK PLAN AMENDED AND RESTATED 1997 STOCK PURCHASE AND OPTION PLAN FOR KEY EMPLOYEES FOR
                 RANDALL'S FOOD MARKETS, INC. AND SUBSIDIARIES
                            (FULL TITLE OF THE PLAN)
                            ------------------------

                                MICHAEL C. ROSS
              SENIOR VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                                  SAFEWAY INC.
                           5918 STONERIDGE MALL ROAD
                              PLEASANTON, CA 94588
                                 (925) 467-3000
(NAME, ADDRESS AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:

                              SCOTT R. HABER, ESQ.
                            TRACY K. EDMONSON, ESQ.
                                LATHAM & WATKINS
                       505 MONTGOMERY STREET, SUITE 1900
                        SAN FRANCISCO, CALIFORNIA 94111

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* Filed as a Post-Effective Amendment on Form S-8 to such Registration Statement pursuant to the procedure described herein. See "Introductory Statement."

                             INTRODUCTORY STATEMENT

     We hereby amend our Registration Statement on Form S-4 (No. 333-84749), effective August 13, 1999, by filing this Post-Effective Amendment No. 1 on Form S-8 relating to an aggregate of 1,100,000 shares of Safeway Inc. ("Safeway") common stock issuable upon exercise of outstanding stock options granted under the Amended and Restated 1997 Stock Purchase and Option Plan for Key Employees for Randall's Food Markets, Inc. and Subsidiaries, as amended (the "Randall's 1997 Plan"), and the Randall's Food Markets, Inc. Stock Option and Restricted Stock Plan, as amended. The shares of Safeway common stock issuable upon the exercise of the Randall's stock options were registered under the S-4 Registration Statement.

     On September 11, 1999, Randall's Food Markets, Inc., a Texas corporation, merged with and into SI Merger Sub, Inc., a Texas corporation and a wholly owned subsidiary of Safeway. As a result of the merger, (i) Randall's became a wholly owned subsidiary of Safeway, (ii) each then outstanding share of common stock of Randall's was converted into the right to receive cash and shares of Safeway common stock, and (iii) each outstanding stock option either was converted into an option to purchase Safeway common stock or was canceled in exchange for cash and Safeway common stock. Randall's stock options that were converted into Safeway stock options became options to acquire, on the same terms and conditions as were applicable under such stock option prior to the effective time of the merger, shares of Safeway common stock equal to

     - $42.9375 divided into

     - the product of (a) the per share value of the merger consideration of approximately $38.81, multiplied by (b) the total number of shares of Randall's common stock subject to the Randall's stock option that is to be converted.

     Prior to the merger, the shares of Randall's common stock issuable upon exercise of the stock options granted under the Randall's 1997 Plan were registered by Randall's under on a registration statement on Form S-8 (No. 333-44157).

     The designation of this Post-Effective Amendment as Registration No. 333-84749 denotes that this Post-Effective Amendment relates only to shares of Safeway common stock issuable upon exercise of the stock options and that this is the first Post-Effective Amendment to the S-4 Registration Statement.

     The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following documents we filed with the Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

     - Annual Report on Form 10-K for the year ended January 2, 1999 (including information specifically incorporated by reference into our Form 10-K from our 1998 Annual Report to Stockholders and Proxy Statement for our 1999 Annual Meeting of Stockholders);

     - Quarterly Reports on Form 10-Q for the quarters ended March 27, 1999 and June 19, 1999;

     - Current Reports on Form 8-K filed on February 11, 1999, February 23, 1999, April 23, 1999, and August 4, 1999;

     - Description of our Common Stock contained in our Registration Statement on Form 8-A filed with the Commission on February 20, 1990, including the amendment on Form 8 dated March 26, 1990; and

     - all documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold (other than those portions of such documents described in paragraphs (i), (k), and (l) of Item 402 of Regulation S-K promulgated by the Commission).

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

                               INVESTOR RELATIONS
                                  SAFEWAY INC.
                           5918 STONERIDGE MALL ROAD
                          PLEASANTON, CALIFORNIA 94588
                                 (925) 467-3790

ITEM 4. DESCRIPTION OF SECURITIES

     Not Applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

     Certain legal matters in connection with the Common Stock offered hereby have been passed upon for the Company by Michael C. Ross, Esq., Senior Vice President, General Counsel and Secretary of Safeway.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As permitted by the Delaware General Corporation Law, the Company's Restated Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for breach of the duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (governing distributions to stockholders), or (iv) for any transaction for which a director derives an improper personal benefit. In addition, Section 145 of the Delaware General Corporation law and Article III,
Section 13 of the Company's By-laws, under certain circumstances, provide for the indemnification of the Company's officers, directors, employees and agents against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but that description is qualified in its entirety by reference to Article III, Section 13 of the Company's By-laws.

     In general, any officer, director, employee or agent will be indemnified against expenses, including attorney's fees, fines, settlements or judgments, which were actually and reasonably incurred, in connection with a legal proceeding, other than one brought by or on behalf of the Company, to which he was a party as a result of such relationship, if he acted in good faith, and in the manner he believed to be in or not opposed to the Company's best interest and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. If the action is brought by or on behalf of the Company, the person to be indemnified must have acted in good faith and in a manner he reasonably believed to be in or not opposed to Company's best interest, but no indemnification will be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery of Delaware, or the court in which such action was brought, determines upon application that, despite adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which such Court of Chancery or such other court shall deem proper.

     Any indemnification under the previous paragraphs (unless ordered by a court) will be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper under the circumstances because he has met the applicable standard of conduct set forth above. Such determination will be made (i) by the Company's board of directors by a majority vote of a quorum of disinterested directors who were not parties to such actions, (ii) if such quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders. To the extent that a director, officer, employee or agent of the Company is successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the previous paragraph, he will be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith.

     Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that he is not entitled to be indemnified by the Company as authorized by the Company's By-laws. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Company's board of directors deems appropriate.

     The indemnification and advancement of expenses provided by, or granted pursuant to, Section 13 of the Company's By-laws is not deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-laws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. If a claim for indemnification or payment of expenses under Section 13 of the Company's By-laws is not paid in full within ninety (90) days after a written claim therefor has been received by the Company, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action, the Company has the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

     The Company's board of directors may authorize, by a vote of a majority of a quorum of the Company's board of directors, the Company to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of Section 13 of the By-laws. The Company's board of directors may authorize the Company to enter into a contract with any person who is or was a director, officer, employee or agent of Safeway or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise providing for indemnification rights equivalent to or, if the Company's board of directors so determines, greater than those provided for in
Section 13 of the Company's By-laws.

     The Company has also purchased insurance for its directors and officers for certain losses arising from claims or charges made against them in their capacities as directors and officers of the Company.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.

ITEM 8. EXHIBITS

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
     4.1      Amended and Restated 1997 Stock Purchase and Option Plan for
              Key Employees for Randall's Food Markets, Inc. and
              Subsidiaries (incorporated by reference to Exhibit 4.3 to
              Randall's Food Markets, Inc.'s Registration Statement on
              Form S-8 dated January 19, 1999).
     4.2      Randall's Food Markets, Inc. Stock Option and Restricted
              Stock Plan.
     4.3      Amendment dated September 11, 1999 to the Randall's Food
              Markets, Inc. Stock Option and Restricted Stock and The
              Amended and Restated 1997 Stock Purchase and Option Plan for
              Randall's Food Markets, Inc. and Subsidiaries.
    *5.1      Opinion of Michael C. Ross, General Counsel to Safeway Inc.
   *23.1      Consent of Michael C. Ross, General Counsel to Safeway Inc.
              (included in his opinion filed as Exhibit 5.1).
    23.2      Consent of Deloitte & Touche LLP.
   *24.1      Power of Attorney (included on Page II-5 of this
              Registration Statement).

---------------
* Previously filed.

ITEM 9. UNDERTAKINGS

     (a) We hereby undertake:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply to information contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Safeway pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against us by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pleasanton, State of California, on the 16th day of September, 1999.

                                          SAFEWAY INC.

                                          By /s/     MICHAEL C. ROSS
                                            ------------------------------------
                                                      Michael C. Ross
                                              Senior Vice President, Secretary
                                                    and General Counsel

     Pursuant to the requirements of the Securities Act of 1933, as amended, this post-effective amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                       SIGNATURE                                             TITLE
                       ---------                                             -----

*                                                         Chairman and President
--------------------------------------------------------
Steven A. Burd

*                                                         Executive Vice President and Chief
--------------------------------------------------------  Financial Officer (Principal
David Weed                                                Financial Officer and Principal
                                                          Accounting Officer)

                                                          Director
--------------------------------------------------------
James H. Greene, Jr.

*                                                         Director
--------------------------------------------------------
Paul Hazen

*                                                         Director
--------------------------------------------------------
Henry R. Kravis

                                                          Director
--------------------------------------------------------
Robert I. MacDonnell

*                                                         Director
--------------------------------------------------------
Peter A. Magowan

*                                                         Director
--------------------------------------------------------
George R. Roberts

                                                          Director
--------------------------------------------------------
Rebecca A. Stirn

*                                                         Director
--------------------------------------------------------
William Y. Tauscher

*By       /s/ MICHAEL C. ROSS

    ----------------------------------
             Michael C. Ross
             Attorney-in-fact

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  4.1     Amended and Restated 1997 Stock Purchase and Option Plan for
          Key Employees for Randall's Food Markets, Inc. and
          Subsidiaries (incorporated by reference to Exhibit 4.3 to
          Randall's Food Markets, Inc.'s Registration Statement on
          Form S-8 dated January 19, 1999).
  4.2     Randall's Food Markets, Inc. Stock Option and Restricted
          Stock Plan.
  4.3     Amendment dated September 11, 1999 to the Randall's Food
          Markets, Inc. Stock Option and Restricted Stock and The
          Amended and Restated 1997 Stock Purchase and Option Plan for
          Randall's Food Markets, Inc. and Subsidiaries.
 *5.1     Opinion of Michael C. Ross, General Counsel to Safeway Inc.
*23.1     Consent of Michael C. Ross, General Counsel to Safeway Inc.
          (included in his opinion filed as Exhibit 5.1).
 23.2     Consent of Deloitte & Touche LLP.
*24.1     Power of Attorney (included on Page II-5 of this
          Registration Statement).

---------------
* Previously filed.